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                                                                     Exhibit 7.3

                              ADOPTION AGREEMENT



     This Adoption Agreement ("Agreement"), dated as of June 1, 2001, is executed by the entity named as "Purchaser" below pursuant to the terms of the Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of December 13, 1999, between The Wiser Oil Company, a Delaware corporation ("Wiser"), and Wiser Investment Company, LLC, a Delaware limited liability company ("WIC").

     1.   Acknowledgment.  Purchaser acknowledges that Purchaser is acquiring
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certain Preferred Shares (as defined in the Stock Purchase Agreement) from
Wiser, subject to the terms and conditions of the Stock Purchase Agreement.

     2.   Agreement.  Purchaser (i) agrees that Purchaser and the Preferred
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Shares acquired by Purchaser shall be bound by and subject to the terms of the
Stock Purchase Agreement, and (ii) adopts the Stock Purchase Agreement with the same force and effect as if Purchaser was originally a party thereto.

     3.   Notice.  Any notice required or permitted by the Stock Purchase
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Agreement shall be given to Purchaser at the address listed below the
Purchaser's signature.
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     IN WITNESS WHEREOF, Purchaser has executed or caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.


                                       PURCHASER:


                                       WISER INVESTORS, L.P.


                                       By:  /s/ GEORGE K. HICKOX, JR.
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                                       Name:  George K. Hickox, Jr.
                                       Title: Manager
                                       Address:  1629 Locust Street
                                                 Philadelphia, PA 19103